Exhibit 99.1

Republic First Bancorp Appoints Benjamin C. Duster, IV to Board of Directors

Third Circuit Court of Appeals Overturns Lower Court Decision to Appoint Custodian to Oversee Company; Rules that Majority of In-Office Directors “Shall” Fill the Board Vacancy

CEO Vernon W. Hill Resigns

Special Meeting of Shareholders to Be Cancelled

PHILADELPHIA--(BUSINESS WIRE)--Republic First Bancorp, Inc. (NASDAQ: FRBK) (the “Company”) today announced that yesterday, Benjamin C. Duster, IV was appointed as an independent member of the Board of Directors (the “Board”), effective immediately.

Mr. Duster’s appointment follows the United States Court of Appeals for the Third Circuit (the “Third Circuit”) reversing the decision of the United States District Court for the Eastern District of Pennsylvania, which appointed a custodian to oversee the Company. The Third Circuit concluded that it is the responsibility of the Board to govern the Company and that the four directors who are not aligned with Chief Executive Officer Vernon W. Hill III (the so-called “Madonna Directors”) “were and are entitled to fill the vacancy” that resulted from the death of former director Theodore J. Flocco. As the Third Circuit explained, “[b]ecause the Madonna Directors make up a majority of the directors in office, they shall fill the vacancy.”

Harris Wildstein, Chairman of the Nominating and Governance Committee of the Board, said, “We are pleased that the Third Circuit recognizes the role of the current Board in overseeing the affairs of Republic First, and that four directors acting together can fill the vacant Board seat. That is what we did last night.”

Mr. Duster is a veteran independent public company director and a former investment banker. He currently serves as Chairman of the Audit Committee of the Board of Directors of Chesapeake Energy Corporation, where he is one of that Audit Committee’s financial experts, the Chairman of the Compensation Committee of the Board of Directors of Weatherford International, Inc., and a member of the Board of Directors of Diamond Offshore Drilling, Inc.

Mr. Wildstein continued, “To attract a professional of Ben’s caliber to the Board is a true testament to the strong potential he sees in the bank’s future. Ben’s extensive knowledge of public company governance and M&A processes as well as his financial expertise and business and legal background will be welcomed in the boardroom. His addition further enhances the Board’s mandate to responsibly manage the bank, while bringing fresh perspectives and objectivity to our most important duty as a Company: driving long-term value for our shareholders.”

Mr. Duster added, “I look forward to working collaboratively with the incumbent directors to position the bank for long-term success by adding my independent views to the boardroom discussion.”

The Company also announced today that Vernon W. Hill, III has submitted his resignation as CEO after claiming the Company breached his employment agreement. His resignation is effective August 8, 2022. The Board is evaluating candidates to serve as Interim CEO and will formally announce an appointment in due course.

As a result of the Third Circuit’s ruling and Mr. Duster’s filling the Board vacancy, the Company’s Special Meeting of Shareholders will be cancelled. The Company will announce the date and agenda for its 2022 Annual Meeting of Shareholders as soon as practicable.

About Ben Duster

Benjamin C. Duster, IV is Founder and CEO of Cormorant IV Corporation, LLC, a consulting firm specializing in operational turnarounds and organizational transformations. Mr. Duster previously served as CEO of the CenterLight Health System, a New York based diversified managed care and assisted living services organization. Mr. Duster serves as a member of the Board of Directors, and Chairman of the Audit Committee, of Chesapeake Energy Corporation (Nasdaq: CHK), as a member of the Board of Directors, and Chairman of the Compensation Committee, of Weatherford International, plc. (Nasdaq: WFRD), and as a member of the Board of Directors of Diamond Offshore Drilling, Inc. (Nasdaq: DO). Mr. Duster's extensive experience also includes service on the boards of Alaska Communications Systems Group, Inc. (Nasdaq: ALSK), Netia, S.A. (Warsaw Stock Exchange: NET), RCN Corporation (Nasdaq: RCN), and Multi-Fineline Electronics (Nasdaq: MFLX), among others. Mr. Duster is a 30-year veteran of Wall Street with extensive experience in M&A and Strategic Advisory Services in both developed and emerging markets. He earned a B.A. in Economics, with honors, from Yale University, a J.D. from Harvard Law School, and an M.B.A. from Harvard Business School.

About Republic Bank

Republic Bank is the operating name for Republic First Bank. Republic First Bank is a full-service, state-chartered commercial bank, whose deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation (FDIC). The Bank provides diversified financial products through its 34 offices located in Atlantic, Burlington, Camden and Gloucester Counties in New Jersey; Bucks, Delaware, Montgomery and Philadelphia Counties in Pennsylvania and New York County in New York. The bank also offers a wide range of residential mortgage products through its mortgage division, Oak Mortgage Company. For more information about Republic Bank, please visit www.myrepublicbank.com.

Forward Looking Statements

Republic First Bancorp, Inc. ("the Company") may from time to time make written or oral "forward-looking statements", including statements contained in this release and in the Company's filings with the Securities and Exchange Commission. These forward-looking statements include statements with respect to the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond the Company's control. These factors include competition, timing, credit risks of lending activities, changes in general economic conditions, price pressures on loan and deposit products, and other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. The words "may", "could", "should", "would", "believe", "anticipate", "estimate", "expect", "intend", "plan", and similar expressions are intended to identify forward-looking statements. All such statements are made in good faith by the Company pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company, except as may be required by applicable law or regulations.

Important Additional Information

The Company intends to file a proxy statement and may file a proxy card with the Securities and Exchange Commission (the "SEC") in connection with the Company's 2022 Annual Meeting of Shareholders (the "2022 Annual Meeting") and, in connection therewith, the Company, certain of its directors and executive officers will be participants in the solicitation of proxies from the Company's shareholders in connection with such meeting. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE 2022 ANNUAL MEETING. The Company's definitive proxy statement for the 2021 annual meeting of shareholders contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company's directors and executive officers in the Company's securities. Information regarding subsequent changes to their holdings of the Company's securities can be found in the SEC filings on Forms 3, 4, and 5, which are available on the Company's website at http://investors.myrepublicbank.com/ or through the SEC's website at www.sec.gov. Information can also be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2020 on file with the SEC. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with the 2022 Annual Meeting. Shareholders will be able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC's website at www.sec.gov. Copies will also be available at no charge at the Company's website at http://investors.myrepublicbank.com.

Contacts

Gasthalter & Co.
Jonathan Gasthalter/Amanda Shpiner
(212) 257-4170